UNITED STATES

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SCHEDULE 14A

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CVR Energy, Inc.
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CVR ENERGY FILES TRANSACTION AGREEMENT DETAILS

Filing Contains Additional Financial Disclosures and Projections

SUGAR LAND, TX (April 23, 2012) – CVR Energy, Inc. (NYSE: CVI), a refiner and marketer of petroleum fuels and a majority owner of CVR Partners, LP (NYSE:UAN), a nitrogen fertilizer producer, today announced that it has filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 with the United States Securities and Exchange Commission reflecting the Transaction Agreement that the company recently entered into with Carl C. Icahn and certain affiliated entities, and the amendments to Mr. Icahn’s tender offer made pursuant to such agreement. The amendment to the Schedule 14D-9 also contains certain financial and business information concerning the company. CVR Energy urges all stockholders to carefully review the amendment that can be found at CVR Energy’s website, under the Investor Relations section, as well as on the SEC’s website www.sec.gov.

Forward Looking Statements

This new release may contain forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These risks and uncertainties may include, but are not limited to, (1) the failure of the tender offer described in this news release to be consummated in accordance with its terms, (2) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement described in this news release, (3) the failure of Mr. Icahn and his affiliates to comply with his obligations under the transaction agreement or the tender offer, (4) the outcome of any legal proceedings that may be instituted against one or both of Mr. Icahn and his affiliates or the Company in connection with the transaction agreement or the offer, (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the offer, and (6) the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011, and any subsequently filed quarterly reports on Form 10-Q. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof.

About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses operate independent refining assets in Coffeyville, Kan. and Wynnewood, Okla. with more than 185,000 barrels per day of processing capacity, a marketing network for supplying high value transportation fuels to customers through tanker trucks and pipeline terminals, and a crude oil gathering system serving Kansas, Oklahoma, western Missouri, southwestern Nebraska and Texas. In addition, CVR Energy subsidiaries own a majority interest in and serve as the general partner of CVR Partners, LP, a producer of ammonia and urea ammonium nitrate, or UAN, fertilizers.

Important Additional Information

In response to the tender offer (as amended) commenced by the offeror parties, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission and certain amendments thereto. CVR ENERGY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (AS AMENDED), BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9 (as amended), as well as any other documents filed by the Company, for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “Investor Relations” section of the Company’s website at www.cvrenergy.com or by writing to CVR Energy at 2277 Plaza Drive, Suite 500, Sugar Land, Texas, 77479, Attn: Senior Vice President, General Counsel and Secretary.

In addition, the Company may file a definitive proxy statement with the SEC for the 2012 annual meeting of stockholders. Such definitive proxy statement will be mailed to stockholders of CVR Energy. CVR ENERGY STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov and in the “Investor Relations” section of the Company’s website at www.cvrenergy.com. However, if the short-form merger described in this press is consummated, the 2012 Annual Meeting will not take place.

For further information, please contact:

Investor Relations:	Media Relations:

Ed Morgan	Angie Dasbach
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3388	913-982-0482
Or	MediaRelations@CVREnergy.com
Jay Finks	Or
CVR Energy, Inc.	Tom Johnson or Chuck Burgess
281-207-3588	Abernathy MacGregor Group
InvestorRelations@CVREnergy.com	212-371-5999
Or
Larry Dennedy
MacKenzie Partners
212-929-5500